CE SIUS� October 2, 2023 Richard Mattessich Dear Richard, It is with great pleasure that we extend the following offer of employment with Celsius, Inc. (Celsius) as the Chief Legal Officer and Corporate Secretary at the company headquarters in Boca Raton, FL, reporting to John Fieldly, Chief Executive Officer. Your proposed start date is scheduled for November 1, 2023. If this date needs to change, please let us know. l. This is a full-time, exempt position that is not eligible for overtime pay after 40 hours in a workweek. Your annual salary will be $340,000 paid bi-weekly in the amount of $13,769.23. 2. You are eligible to participate in our annual bonus plan. The estimated payout is 30% of your annual base salary. a. Bonus payouts are subject to the discretion of management. 3. Upon hire, the Company will grant you a new hire equity award of $520,000 in the form of Restricted Stock Units ("RSUs"). a. The shares vest annually over the course of 3 years, vesting (33% each year). The RSU's will be issued as soon as practical. Price per share (strike price) will be stated on the date of issuance/ date of board approval. This dollar amount will be communicated in the paperwork which you will sign and return regarding the shares. i. Our Board is currently scheduled to meet and approve on November 1, 2023. 4. Your position will be eligible to receive annual equity awards under the Company's 2015 Stock Incentive Plan (the "plan") (or successor plan) in an amount and on terms determined by the Board. For 2024, the amount will be at least $680,000 in RSUs. 5. You will be eligible for Celsius benefits first of the month after 60 days of employment. The company contributes to the employee health insurance cost of our base plan. 6. You will be eligible to participate in 401k at the beginning of the first quarter after your start date. Celsius currently matches up to 4.0% of the employee's contributions. 7. We will provide 3 weeks of Vacation after initial 90 days of employment 8. We will provide a monthly cell phone allowance of $100 per month. 9. Celsius is an Equal Opportunity Employer and a Drug Free Workplace, it is mandatory for you to pass a drug test before starting employment. We will also require you to submit to a criminal background check. This offer of employment is contingent on us receiving a satisfactory criminal background history and drug test results.